Exhibit 99.1

LM Funding Announces Purchase of Loan Receivables

TAMPA, FL, December 21, 2020 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or “LMFA”), a technology-based specialty finance company, today announced that it has entered into a Master Loan Receivable Purchase and Assignment Agreement under which LMFA will purchase, through a wholly owned subsidiary, up to approximately $18 million in the aggregate of loan receivables of Borqs Technologies, Inc. (NASDAQ: BRQS) (“Borqs”) from Borqs’ senior lender.  As a part of the transaction, LMFA has entered into a Settlement Agreement with Borqs pursuant to which Borqs will issue shares of Borqs common stock to LMFA (the “Settlement Shares”), in one or more tranches, in settlement of the loan receivables acquired by LMFA (the “Settlement Agreement”). The loan receivables will be purchased by LMFA in tranches over a period of up to 22 months at a price equal to a discount of 2.5% to 22.5% of the face value of the loan receivable, with such discount to result in an acquisition price of approximately $15 million in the aggregate.

The Settlement Agreement further provides that the Settlement Shares shall be issued at a 30% discount to the volume-weighted average price of Borqs common stock over a specified pricing period.  The LMFA Settlement Agreement contemplates that the Settlement Shares will be issued as unrestricted securities in a transaction that is exempt from registration under Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”).  LMFA has petitioned the Eleventh Circuit Court of the State of Florida for a court order (the “LMFA Order”) approving, among other things, the fairness of the terms and conditions of the issuance of the Settlement Shares as the full and final settlement of the acquired loan receivables pursuant to Section 3(a)(10) of the Securities Act.

In a separate transaction between LMFA and a private investor, the private investor has agreed to provide consulting services and make a non-recourse loan to LMFA in a principal amount of up to the purchase price of the Borqs loan receivables purchased by LMFA.  LMFA and the private investor will  split the net proceeds from sales of the Settlement Shares with LMFA receiving one-third of the net proceeds remaining after a return of the principal amount of the loans and the investor receiving return of principal plus two-thirds of the net proceeds. If the transactions contemplated in the Master Loan Receivable Purchase and Assignment Agreement and Settlement Agreement are completed in full, LMFA expects to realize approximately $2 million in net proceeds.

“LM Funding has operated under the tagline ‘We Buy Problems’ since 2011” said LMFA’s CEO Bruce M. Rodgers.  “Generally, we buy or finance receivables at a discount and monetize them through the judicial process.  In this instance, we have contracted to purchase loan receivables from Borqs’ senior lender and are seeking a state court order allowing LMFA to receive Borqs Common Stock in satisfaction of the loan receivables.  Although larger in size than our transactions with community associations, the Borqs transaction utilizes our core skill sets to extend our operating business into a different asset class.  We hope the $9 million in proceeds from our sale of shares in August will allow us to continue to look at larger transactions like this in the future.”

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois by funding a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements:

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the COVID-19 pandemic, our ability to acquire new accounts at appropriate prices, the need for capital, our ability to hire and retain new employees, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry.  The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Company Contact: Bruce M. Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com

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